Exhibit 10.1

ISDA®

International Swaps and Derivatives Association, Inc.

2002 MASTER AGREEMENT

dated as of February 15, 2024

BNP PARIBAS	And	FSSL FINANCE BNPP TRS LLC
(“Party A”)		(“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.

Accordingly, the parties agree as follows:—

1.            Interpretation

(a)	Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b)	Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c)	Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.            Obligations

(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).

(b)          Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)	Netting of Payments. If on any date amounts would otherwise be payable:—

(i)	in the same currency; and

(ii)	in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)	Deduction or Withholding for Tax.

(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1) promptly notify the other party (“Y”) of such requirement;

(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

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(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)	Liability. If:—

(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)	X does not so deduct or withhold; and

(3)	a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3.            Representations

Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a)	Basic Representations.

(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

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(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)          Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)           Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)           Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)           Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

(g)           No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4.            Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)           Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)    any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)   any other documents specified in the Schedule or any Confirmation; and

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(iii)  upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)          Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)           Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)          Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)           Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.            Events of Default and Termination Events

(a)           Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:—

(i)    Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;

(ii)	Breach of Agreement; Repudiation of Agreement..

(1)    Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or

(2)    the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any

Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(iii)  Credit Support Default.

(1)    Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)    the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)    the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(iv)	Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)	Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)    defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(2)    defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);

(3)    defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

(4)    disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

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(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of:—

(1)    a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or

(2)    a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;

(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)    is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

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(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:—

(1)    the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or

(2)    the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)          Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:—

(i) Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):—

(1)    for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)    for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;

(ii) Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:—

(1)    the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

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(2)    such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;

(iii) Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iv)  Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;

(v)  Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:—

(1)    X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the date of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;

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(2)    any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or

(3)    X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or

(vi)  Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)	Hierarchy of Events.

(i)    An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii)   Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.

(iii)  If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d)           Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:—

(i)    the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or

(ii)   if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e)           Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation or compliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

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6.            Early Termination; Close-Out Netting

(a)           Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)	Right to Terminate Following Termination Event.

(i)    Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.

(ii)  Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii) Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.

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(iv)  Right to Terminate.

(1)	If:—

(A)   a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(B)   a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(2)   If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:—

(A)   Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.

(B)   An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c)	Effect of Designation.

(i)    If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)   Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

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(d)	Calculations; Payment Date.

(i)    Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations),

(2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and

(3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.

(ii)   Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e)           Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i)    Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.

(ii)	Termination Events. If the Early Termination Date results from a Termination Event:—

(1)   One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.

(2)  Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.

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(3)    Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:—

(A)  if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and

(C) in any other case, use mid market values without regard to the creditworthiness of the Determining Party.

(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)  Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).

(v)   Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f)           Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.

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If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7.            Transfer

Subject to Section 6(b)(ii), and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.

Any purported transfer that is not in compliance with this Section 7 will be void.

8.            Contractual Currency

(a)           Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)           Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

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(c)            Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)            Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.            Miscellaneous

(a)           Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b)           Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.

(c)           Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)           Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)           Counterparts and Confirmations.

(i)    This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.

(ii)   The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f)            No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)           Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

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(h)	Interest and Compensation.

(i)    Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:—

(1)    Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.

(2)    Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.

(3)    Interest on Deferred Payments. If:—

(A)     a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;

(B)      a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or

(C)      a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.

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(4)    Compensation for Deferred Deliveries. If:—

(A)            a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;

(B)            a delivery is deferred pursuant to Section 5(d); or

(C)            a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired,

the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement

(ii)    Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:—

(1)  Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.

(2)   Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest (before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.

(iii) Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

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10.          Offices; Multibranch Parties

(a)           If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b)           If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).

(c)           The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11.          Expenses

A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.          Notices

(a)           Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:—

(i)	if in writing and delivered in person or by courier, on the date it is delivered;

(ii)	if sent by telex, on the date the recipient’s answerback is received;

(iii)  if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)  if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;

(v)	if sent by electronic messaging system, on the date it is received; or

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(vi)  if sent by e-mail, on the date it is delivered,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)          Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13.          Governing Law and Jurisdiction

(a)           Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)           Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:—

(i)	submits:—

(1)    if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or

(2)    if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;

(ii)  waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and

(iii) agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c)           Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d)          Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

20	ISDA® 2002

14.          Definitions

As used in this Agreement:—

“Additional Representation” has the meaning specified in Section 3.

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Agreement” has the meaning specified in Section 1(c).

“Applicable Close-out Rate” means:—

(a)          in respect of the determination of an Unpaid Amount:—

(i)      in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(ii)     in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;

(iii)    in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and

(iv)    in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b)         in respect of an Early Termination Amount:—

(i)      for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:—

(1)	if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;

(2)	if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and

(3)	in all other cases, the Applicable Deferral Rate; and

21	ISDA® 2002

(ii)    for the period from (and including) the date (determined in accordance with Section 6(d)(ii) on which that amount is payable to (but excluding) the date of actual payment:—

(1)     if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;

(2)     if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;

(3)     if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and

(4)     in all other cases, the Termination Rate.

“Applicable Deferral Rate” means:—

(a)           for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b)           for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and

(c)           for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.

“Automatic Early Termination” has the meaning specified in Section 6(a).

“Burdened Party” has the meaning specified in Section 5(b)(iv).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.

“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.

22	ISDA® 2002

Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.

In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—

(i)            quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii)           information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or

(iii)          information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.

The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—

(1)           application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

23	ISDA® 2002

(2)           application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.

“Confirmation” has the meaning specified in the preamble.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Contractual Currency” has the meaning specified in Section 8(a).

“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Designated Event” has the meaning specified in Section 5(b)(v).

“Determining Party” means the party determining a Close-out Amount.

“Early Termination Amount” has the meaning specified in Section 6(e).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“electronic messages” does not include e-mails but does include documents expressed in markup languages, and

“electronic messaging system” will be construed accordingly.

“English law” means the law of England and Wales, and “English” will be construed accordingly.

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Force Majeure Event” has the meaning specified in Section 5(b).

“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).

“Illegality” has the meaning specified in Section 5(b).

24	ISDA® 2002

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.

“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.

“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.

“Merger Without Assumption” means the event specified in Section 5(a)(viii).

“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).

“Non-affected Party” means, so long as there is only one Affected Party, the other party.

“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Other Amounts” has the meaning specified in Section 6(f).

25	ISDA® 2002

“Payee” has the meaning specified in Section 6(f). “Payer” has the meaning specified in Section 6(f).

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Proceedings” has the meaning specified in Section 13(b).

“Process Agent” has the meaning specified in the Schedule.

“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Schedule” has the meaning specified in the preamble.

“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).

26	ISDA® 2002

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means, with respect to any Early Termination Date (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.

“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Threshold Amount” means the amount, if any, specified as such in the Schedule.

“Transaction” has the meaning specified in the preamble.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.

27	ISDA® 2002

“Waiting Period” means:—

(a)           in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b)           in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BNP PARIBAS	FSSL FINANCE BNPP TRS LLC

By:	/s/ Jeffrey Saxon	By:	/s/ Edward T. Gallivan, Jr.
Name:	Jeffrey Saxon	Name:	Edward T. Gallivan, Jr.
Title:	Managing Director	Title:	Chief Financial Officer
Date:		Date:	February 15th, 2024

BNP PARIBAS

By:	/s/ Amit Alankar
Name:	Amit Alankar
Title:	Authorized Signatory
Date:

28	ISDA® 2002

SCHEDULE

to the

2002 Master Agreement

dated as of February 15, 2024

between

BNP PARIBAS		FSSL FINANCE BNPP TRS LLC
(“Party A”)	And	(“Party B”)

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” :

(i)	means, in relation to Party A, for purposes of:

Section 5(a)(v), Default under Specified Transaction	None
Section 5(a)(vi), Cross Default	None
Section 5(a)(vii), Bankruptcy	None
Section 5(b)(v), Credit Event Upon Merger	None

(ii)	means, in relation to Party B, for purposes of:

Section 5(a)(v), Default under Specified Transaction	None
Section 5(a)(vi), Cross Default	None
Section 5(a)(vii), Bankruptcy	None
Section 5(b)(v), Credit Event Upon Merger	None

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B.

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement but will exclude deposits received by a party in the ordinary course of its banking business.

Section 5(a)(vi)(1) shall be modified by adding the words “after giving effect to any applicable notice requirement or grace period” after the words “(however described)”.

Section 5(a)(vi)(1) shall be modified by deleting the phrase “or becoming capable at such time of being declared”.

Section 5(a)(vi)c(2) shall be modified by adding the following words at the end thereof “, if the effect of such payment default is to accelerate the maturity of such payment obligation”,

Section 5(a)(vi)(2) shall be modified by appending the following at the end thereof: “provided, however, that notwithstanding the foregoing, an Event of Default under Section 5(a)(vi)(2) shall not occur if : (i) the relevant default referred to in (1) or the failure in making payment referred to in (2) was caused by an error or omission of a technical, administrative or operational nature ; (ii) funds were available to such party to enable it to make the relevant payment when due; and (iii) such relevant payment is made within two Local Business Days for value (with interest) on the original due date of payment, following receipt of written notice from an interested party of such event or condition referred to in (1) or such failure to pay referred to in (2), as applicable.”

“Threshold Amount” means (i) in relation to Party A, an amount equal to 3% of Party A’s shareholders’ equity (as stated in the most recently published annual accounts of Party A) (or the equivalent thereof in any other currency or currencies), and (ii) in relation to the Credit Support Provider of Party B, an amount equal to USD 50 million and 3% of the Net Asset Value of Party B.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and to Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)	“Termination Currency” means United States Dollars.

(g)	Additional Termination Event. Each of the following shall constitute an Additional Termination Event:

(i)	Non-Compliance with Investment Policies. The Fund shall fail to comply in any material respect with the investment policies and restrictions from time to time in effect as set forth in the offering memorandum of the Fund in effect from time to time (the foregoing policies and restrictions being hereinafter referred to as the “Investment Policies”), that, in the reasonable opinion of Party A (acting in good faith and in a commercially reasonable manner), would result in a material adverse effect on the ability of Party B to perform its payment or transfer obligations under this Agreement.

(ii)	Change in Investment Policies. Party B or Party B’s Credit Support Provider shall change, amend, alter or modify, either formally or informally, its Investment Policies in a manner that results in a material adverse change to the ability of Party B or its Credit Support Provider to perform under this Agreement or the Guarantee, as applicable, without prior written notice to Party A.

(iii)	Loss of 1940 Act Status. Party B’s Credit Support Provider ceases to qualify as a “business development company” under Section 53 of the Investment Company Act of 1940.

(iv)	Reserved.

(v)	Change in Status of Investment Manager. FS/EIG Advisor, LLC (the “Investment Manager”) (i) ceases to act as the investment manager of the Fund; provided, however, such termination or cessation shall not constitute an Additional Termination Event if there is a replacement investment manager appointed immediately who is either (a) an affiliate of the Investment Manager or (b) acceptable to Party A in its commercially reasonable and good faith discretion (such approval not to be unreasonably withheld, delayed or conditioned).

(vi)	Reserved.

(vii)	Prohibited Transaction. This Agreement or the Transactions contemplated hereunder constitute a prohibited transaction under ERISA and that no exemption from the prohibited transaction provisions of ERISA is available with respect to this Agreement or such Transactions.

(vii)	Reserved.

(ix)	Minimum Net Asset Tests .

(a)	As of the final Local Business Day of each calendar month beginning with November 30, 2023, the Performance Net Asset Value of Party B’s Credit Support Provider has declined by 20% or more from the Net Asset Value as of the final Local Business Day of the preceding calendar month;

(b)	As of the final Local Business Day of each calendar quarter beginning with the calendar quarter ending March 31, 2024, the Performance Net Asset Value of Party B’s Credit Support Provider has declined by 30% or more from the Net Asset Value as of the final Local Business Day of the preceding calendar quarter;

(c)	As of the final Local Business Day of each calendar year beginning December 31, 2024, the Performance Net Asset Value of Party B’s Credit Support Provider has declined by 40% or more from the Net Asset Value as of the final Local Business Day of the preceding calendar year; or

(d)	the Net Asset Value of Party B’s Credit Support Provider at any time is less than 50% of the greatest Net Asset Value for any previous fiscal year end, as reported in the annual financial statement of Party B’s Credit Support Provider, commencing with the fiscal year end following the execution of this Agreement.

“Performance Net Asset Value” means, as of the relevant date, the Total Assets of Party B’s Credit Support Provider (exclusive of the effect of any withdrawals, redemptions, returns of capital contributions, distributions, dividends, contributions and subscriptions) minus the Total Liabilities of Party B or Party B’s Credit Support Provider (each valued at the market price therefore as of such date). “Total Assets” with regards to Performance Net Asset Value means all assets, and “Total Liabilities” with regards to Performance Net Asset Value means all liabilities, in each case as would generally be classified as such in accordance with generally accepted accounting principles on Party B or Party B’s Credit Support Provider’s balance sheet

“Net Asset Value” means, as of the relevant date, the Total Assets of Party B or Party B’s Credit Support Provider minus the Total Liabilities of Party B or Party B’s Credit Support Provider (each valued at the market price therefore as of such date). “Total Assets” with regards to Net Asset Value means all assets, and “Total Liabilities” with regards to Net Asset Value means all liabilities, in each case as would generally be classified as such in accordance with generally accepted accounting principles on Party B or Party B’s Credit Support Provider’s balance sheet

(x) Withdrawal or Failure to Obtain Renewal of License. Party B loses, has withdrawn from it, or fails to obtain renewal of, any necessary license or regulatory authorization from any regulatory authority which results in Party B becoming legally unable to contract or operate its business.

PART 2

TAX REPRESENTATIONS

(a) Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:

It is currently not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;
(ii)	the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)	the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) Payee Representations.

For the purposes of Sections 3(e) and (f) of this Agreement, Party A and Party B will make the following representations:

(i)	The following representations will apply to Party A and will not apply to Party B:

(A)	It is a banking societe anonyme organized and existing under the laws of the Republic of France.

(B)	It is classified as a corporation for United States federal income tax purposes.

(C)	It will identify by prior written notice or in the relevant Confirmation each Transaction as to which it is acting through an Office located in the United States (including only the States thereof and the District of Columbia) and, with respect to such Transactions, each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States; and

(D)	With respect to Transactions that it has not identified pursuant to clause (b)(i)(C) above:

(1)	Each payment received or to be received by it in connection with this Agreement will not be effectively connected with its conduct of a trade or business in the United States;

(2)	It is (x) a “non-U.S. branch of a foreign person” as such term is used in Section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations and (y) a “foreign person” as such term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations.

(3)	It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

“Specified Treaty” means the Tax Convention between the United States of America and the Republic of France.

“Specified Jurisdiction” means the United States of America.

(ii)	The following representations will not apply to Party A and will apply to Party B:

It (or, if Party B is a disregarded entity for U.S. federal income tax purposes, its sole beneficial owner) is it is a domestic corporation, partnership or other entity for U.S. federal income tax purposes corporation duly organized and validly existing under the laws of its state of domicile.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable.

(a)       Tax forms, documents or certificates to be delivered are:

Any form, document or certificate as may be reasonable requested pursuant to Section 4(a) of this Agreement including:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered
Party A	With respect to payments described in Part 2(b)(i)(D) of this Schedule, a correct, complete and executed U.S. Internal Revenue Service Form W-8ECI, or any successor thereto, and appropriate attachments.	(i) Upon execution of this Agreement, (ii) promptly upon reasonable demand by Party B and (iii) promptly upon learning that any such form previously provided by the party is incorrect or expired.
Party A	With respect to payments described in Part 2(b)(i)(D) of this Schedule, a correct, complete and executed U.S. Internal Revenue Service Form W-8BEN-E, or any successor thereto, and appropriate attachments.	(i) Upon execution of this Agreement, (ii) promptly upon reasonable demand by Party B and (iii) promptly upon learning that any such form previously provided by the party is incorrect or expired.

Party B	A correct, complete and executed United States Internal Revenue Service Form W-9 (or any applicable successor form),and appropriate attachments.	(i) Promptly upon reasonable demand by Party A and (ii) promptly upon learning that any such form previously provided by the party is incorrect or expired.

(b)       Other documents to be delivered are:

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	A certificate (or, if available, its current authorized signature book) specifying the names, title and specimen signatures of the persons authorized to execute the Agreement, each Confirmation with respect to any Transaction hereunder, and any Credit Support Document (as applicable) on its behalf or on behalf of the Credit Support Provider, as the case may be.	Upon execution and delivery of this Agreement and upon demand.	Yes
Party B	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Agreement and any Credit Support Document, if any.	Upon execution and delivery of this Agreement	Yes
Party B	A statement of the of the Net Asset Value of the Fund as of the last day of each calendar month (the “Monthly Report”).	Within 21 days following the end of each month.	Yes, subject to the provisions of Part 5(g) of this Schedule
Party B	A copy of its and its Credit Support Provider's, if any, most recently available, annual report (the “Annual Statements”) containing audited financial statements for its and its Credit Support Provider most recently ended fiscal year certified, if any, audited by its independent public accountants of nationally recognized standing in the United States.	Within 120 days following the end of the relevant fiscal year.	Yes, subject to the provisions of Part 5(g) of this Schedule
Party B	A copy of the investment management agreement (the “Investment Management Agreement”) and the offering document of the Fund and any amendments thereto.	Upon reasonable request.	Yes

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	As required by law, a copy of each annual and semi-annual report of the Fund on Form 10-K and each quarterly report on Form 10-Q, in each case prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) applicable to such form.	Promptly after reasonable request by Party A	Yes
Party B	Such other information (“Additional Information”) respecting Party B and any of its Credit Support Provider's financial position or business, as Party A may reasonably request from time to time.	Upon reasonable request by Party A, provided that Party B shall not be required to disclose or provide any information (i) in respect of which disclosure to Party A (or any of its representatives, agents or contractors) is prohibited by applicable laws or regulations, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in respect of which Party B (or any of its Affiliates) owes confidentiality obligations to any third party that prohibit such disclosure.	Yes

Party required to deliver document	Form / Document / Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Any Credit Support Document duly executed by it or the Credit Support Provider.	Upon reasonable request by Party A.	No

Notwithstanding the foregoing, if any of the documents and/or information to be delivered by Party B as set out above is available:

(i)   or subsequent to the date hereof, made available, to the general public, including through filings with the Securities and Exchange Commission or other applicable regulator, Party B shall not be required to deliver to the other party that document or information which is so available and the relevant information or document as the case may be, shall be deemed delivered; or

(ii)  through electronic distribution, that document or information, as the case may be, will be deemed delivered if Party B notifies the other of the internet address where they may be obtained, and will be required to be delivered in physical form only by Party B, if unavailable through those electronic means.

PART 4

MISCELLANEOUS

(a)Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

(i)	Address for notices or communications to Party A:

With respect to individual Transactions:-

The address of the Office as set forth in the relevant Confirmation or as otherwise notified by Party A to Party B.

With respect to this Agreement for any other purpose :- .

BNP Paribas, New York branch
Address:	BNP Paribas, New York Branch, 787 Seventh Avenue, New York New York 10019
Attention:	CIB Legal– ISDA Documentation Team
Telephone No:	+(212) 841-2071

Mandatory copy to the following address:

BNP Paribas
Address:	37 avenue de l’Opera, 75002 Paris, ACT CLA 03A1
Attention:	CIB Legal– ISDA Documentation Team
Telephone No:	+(33) (0) 1 42 98 38 50
Facsimile No:	+(33) (0) 1 55 77 75 11

(ii) Address for notices or communications to Party B:

201 Rouse Blvd.
Philadelphia, PA 19112
Attention: Edward T. Gallivan, Jr., Chief Financial Officer
Tel.: (215) 495-1150
Email: portfolio.finance@fsinvestments.com;
credit.notices@fsinvestments.com;
FSEP_Team@fsinvestments.com;
InvestmentOps@fsinvestments.com

(b)	“Process Agent”. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent its New York Branch located at 787 Seventh Avenue, New York, New York 10019, Attn: CIB Legal – ISDA Documentation Team

Party B appoints as its Process Agent: Not Applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may act through the following Offices: BNP Paribas Head Office, London and New York.

Party B is not a Multibranch Party.

(e)	Calculation Agent. Calculation Agent. The Calculation Agent shall be Party A, unless (a) the Calculation Agent is otherwise specified in a Confirmation in relation to the relevant Transaction, or (b) an Event of Default has occurred and is continuing with respect to Party A as the Defaulting Party or a Termination Event has occurred with respect to Party A as an Affected Party, in which case the Calculation Agent shall be a leading dealer appointed by Party B that is not an Affiliate of either party until the earlier of (i) a designation under Section 6(c)(ii), or (ii) the of such Event of Default or Termination Event with respect to Party A. as the Defaulting Party. The fees and expenses of such replacement calculation agent shall be borne equally by Party A and Party B.

(f)	Credit Support Document. The Credit Support Annex attached hereto shall constitute a “Credit Support Document” in relation to Party A and Party B, each as “Pledgor” thereunder for all purposes of this Agreement.

With respect to Party B, the Guaranty dated as of February 15, 2024 (the “Guaranty”) by FS Specialty Lending Fund in favor of Party B.

(g)	Credit Support Provider.

With respect to Party A: Not applicable.

With respect to Party B: The Guarantor (under and as defined in the Guaranty).

(h)	Governing Law. This Agreement, and any non-contractual obligations arising out of or in connection with, will be governed by and construed in accordance with the laws of the State of New York.

(i)	Netting of Payments. “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement.

(i)	“Affiliate” will have the meaning specified in Section 14 of this Agreement; provided that Party B shall have no Affiliates for the purposes of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement:

“Specified Entity” means with respect to Party A, None

“Specified Entity” means with respect to Party B, None

(l)	No Agency. The provisions of Section 3(g) of this Agreement shall apply.

PART 5

OTHER PROVISIONS

(a)	Tax Event

Section 5(b)(iii) is amended by deleting the words “, or there is a substantial likelihood that it will”, from line four thereof.

(b)	ISDA Definitions. The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., as may be further amended or supplemented from time to time, the (“Definitions”) are incorporated into any Confirmation which supplements and forms part of this Agreement, and all capitalized terms used in a Confirmation shall have the meaning set forth in the Definitions, unless otherwise defined in a Confirmation. In the event of any conflict between the provisions of this Agreement and the provisions of the Definitions, the provisions of the Agreement shall apply, and in the event of any conflict between the provisions of this Agreement and a Confirmation, the provisions of the Confirmation shall apply.

(c)	Scope of Agreement. Section 9 of this Agreement is hereby amended by the addition of the following new Section 9(i):

Notwithstanding anything contained in this Agreement to the contrary, if the parties enter or have in the past entered into any Specified Transaction excluding repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, security lending transactions and forward purchase or sales of securities transactions, such Specified Transaction shall be subject to, governed by, and construed in accordance with the terms of this Agreement unless any confirmation or documentation relating thereto shall specifically state to the contrary. Each such Specified Transaction shall be a Transaction for the purposes of this Agreement and in the event of any inconsistency between the terms of such Specified Transaction and the terms of this Agreement, the terms of such Specified Transaction shall prevail.

(d)	Representations. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)	Non-Reliance. It is acting for its own account and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of the Transaction.

(ii)	Evaluations and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary or an adviser for it in respect of that Transaction.

(iv)	Acting as Principal. It is acting as principal and not as agent or in any other capacity, fiduciary or otherwise.

(e)	Additional Representations.

(i)    Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that:

(a)	Eligible Contract Participant. It is an “eligible contract participant” within the meaning of the Commodity Exchange Act.

(ii)   Party B will be deemed to represent to Party A at all times until the termination of this Agreement as follows:

(a)	No Plan Assets. Party B is not (x) an employee benefit plan (hereinafter, an “ERISA Plan”), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, or subject to any other statute, regulation, procedure or restriction that is materially similar to Section 406 of ERISA or Section 4975 of the Code, (y) a person acting on behalf of an ERISA Plan or (z) a person the assets of whom constitute assets of an ERISA Plan (the “Plan Assets Representation”).

(f)	Reserved

(g)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, financial reports, continuing financial information, balance sheets, investment reports, other financial information or Net Asset Value reports or statements, a fair presentation of the financial condition of the relevant person.”

(h)	Role of Investment Manager and Representations of Party B. Party B represents that the management of its assets has been delegated to the Investment Manager pursuant to the terms of the Fund’s Investment Management Agreement (the “Investment Management Agreement”. Party B agrees that the Investment Manager will negotiate and execute Transactions on behalf of Party B and that Party B will be bound by those Transactions as if they had been negotiated directly with Party B. Party B agrees further that any Transaction so executed and any Confirmation confirming the terms thereof executed by the Investment Manager on its behalf will be evidence as if Party A and Party B had entered into the Transaction directly with Party A, and Party A shall be entitled to rely upon any and all instructions or notices received from the Investment Manager with respect to this Agreement, any Credit Support Document, all Transactions or other documents delivered in connection with the foregoing, unless Party B shall have previously notified Party A of the termination of the authority of the Investment Manager. Based on the foregoing representation and agreement (which shall be deemed repeated on the date of entry of any Transaction, or delivery of any agreement, instrument or document by or on behalf of Party B) Party A shall be under no obligation to determine whether the giving of any notice, instruction or entering into any Transaction in connection with the Agreement is within the authority of the Investment Manager.

(i)	Representations and Covenants relating to the Investment Manager. Party B represents and warrants to, and agrees with, Party A at all times until the termination of this Agreement that:

(i)	the Investment Management Agreement is in full force and effect as of the date of execution hereof and, unless Party A is otherwise notified of such termination by Party B, as of the Trade Date of each Transaction hereunder;

(ii)	it has full power and authority to execute and deliver this Agreement and its having such power and authority is consistent with and appropriate under Party B’s governing documents

(iii)	the transactions executed by the Investment Manager are within the power of Party B to execute;

(iv)	Party B’s execution, delivery and performance of this Agreement and Party B’s obligations hereunder do not and will not violate or conflict with (x) the documents (including any investment guidelines) governing the relationship between Party B and the Investment Manager;

(v)	Party B will be fully and completely liable for its obligations under this Agreement and each Transaction hereunder;

(vi)	Party B will promptly notify Party A in the event that the Investment Manager’s business relationship with Party B is terminated or its authority to act as agent for Party B under this Agreement is terminated or modified in a manner that is materially adverse to Party B’s payment or transfer obligations under this Agreement;

(vii)	no such termination or modification described in the immediately preceding paragraph will affect Party B's liability for any Transaction confirmed prior to it giving Party A written notification thereof;

(ix)	all agreements, documents or other certificates delivered by it to Party A on behalf of Party B in connection with this Agreement are true and accurate as of the date of delivery and, if in facsimile form, represent a true and accurate copy of the original thereof and were, as of such date of delivery, in full force and effect.

If any of the foregoing (including Part 5(e)(ii)) proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated, or if any agreement shall not have been performed or complied with, then Party B shall be deemed to be a Defaulting Party pursuant to Section 5(a)(ii) (as modified hereunder) or Section 5(a)(iv) (as modified hereunder) of this Agreement, as applicable.

(j)	Events of Default. Section 5(a) of the Agreement is amended as follows:

(i)	Reserved.

(ii)	by inserting the following at the end of subsection (vii)(3) thereof: “or a notice is sent convening a meeting to propose a voluntary arrangement of its creditors;” and

(iii)	with respect to Section 5(a)(iv), by adding the following words at the end of subsection (iv) thereof: “, and 30 days have elapsed following the notice thereof by Party A to Party B.”

(k)	Consent to Recording. Each party (i) consents to the recording of telephone conversations of trading and marketing personnel of the parties in connection with this Agreement and any Transactions or potential Transactions hereunder and to the submission of such recordings in evidence in any Proceedings and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel.

(l)	Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or Confirmation, any amounts owed or liabilities incurred by Party B in respect of any obligations owed by Party B under this Agreement or any Transaction may be satisfied solely from the assets of Party B. Without limiting the generality of the foregoing, in no event shall Party A have recourse, whether by setoff or otherwise, with respect to any amounts owed or liabilities incurred, to or against (i) any assets of any persons or entity (including, without limitation, any person or entity whose account is under the management of the Investment Advisor) other than Party B, (ii) any assets of any affiliate of Party B, or (iii) any assets of the Investment Advisor except, in the case of clause (iii), in the event of fraud, gross negligence, or willful misconduct from the Investment Advisor.

(m)	2002 Master Agreement Protocol. The parties agree that the terms of each Annex to the 2002 Master Agreement Protocol published by ISDA (the “2002 Protocol”) shall apply to this Agreement as if the parties had adhered to the 2002 Protocol without amendment thereto.

(n)	WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO HAVE A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY CREDIT SUPPORT DOCUMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR ANY CREDIT SUPPORT PROVIDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND PROVIDE FOR ANY CREDIT SUPPORT DOCUMENT, AS APPLICABLE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(o)	Additional Agreement. Section 4 of this Agreement is hereby amended by adding at the end thereof the following subsection (f):

“(f) Consent to Disclosure. Each party agrees and consents to the communication and disclosure of all information in respect of it, this Agreement and any Transaction and all matters incidental hereto and thereto by the other party: (i) to the head office and all other branches and Affiliates of the other party, provided such communication and disclosure is for risk management and administrative purposes; and (ii) as required by any applicable law or regulation or any court, government, regulatory body or other authority of a competent jurisdiction and each party irrevocably waives, to the extent possible, any applicable law which prevents such disclosure about the other party and any Transaction entered into under this Agreement.”

(p)	Withholding Tax imposed on payments under the United States Foreign Account Tax Compliance Act.

“Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement. Each party agrees that it can disclose information about the other party and any Transaction entered into under this Agreement to any government or taxing authority if so required by Sections 1471 through 1474 of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and each party irrevocably waives, to the extent possible, any applicable law, rules or regulation which prevents such disclosure about the other party and any Transaction entered into under this Agreement.

(q)	2015 Section 871(m) Protocol. The parties agree that the terms of the 2015 Section 871(m) Protocol published by ISDA (“2015 871(m) Protocol”) apply to this Agreement, as of the date hereof, as if the parties had adhered to the 2015 871(m) Protocol without amendment thereto.

(r)	Protocol Covered Agreement. The parties hereby agree that this Agreement is deemed to be a “Protocol Covered Agreement” for purposes of the ISDA August 2012 Dodd Frank Protocol Agreement and the ISDA March 2013 Dodd Frank Protocol Agreement (the “ISDA Protocols”), the effect of which all provisions agreed in the ISDA Protocols are incorporated herein.

(s)	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association, Inc. (“EMIR Protocol”) apply to this Agreement as if the parties had adhered to the EMIR Protocol without amendment. For these purposes:

1.	Party A is a Portfolio Data Sending Entity and Party B is a Portfolio Data Receiving Entity;

2.              Party A and Party B may use a Third Party Service Provider, and the other party (in each case) consents to such use including the communication of the relevant data in relation to that other party to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity;

3.              The Local Business Days for such purposes in relation to Party A are London and Brussels, and in relation to Party B is Philadelphia.

4.	The following are the applicable email addresses:

Portfolio Data:	Party A: portfoliorec.eu@uk.bnpparibas.com
Party B: investmentops@fsinvestments.com

Notice of discrepancy:	Party A: portfoliorec.eu@uk.bnpparibas.com
Party B: investmentops@fsinvestments.com

Dispute Notice:	Party A: portfoliorec.eu@uk.bnpparibas.com
Party B: investmentops@fsinvestments.com

(t)	ISDA 2016 Bail-in Art 55 BRRD Protocol. The parties agree that the terms of the Attachment to the ISDA 2016 Bail-in Art 55 BRRD Protocol published by the International Swaps and Derivatives Association, Inc. (“BRRD Protocol”) apply to this Agreement (which shall, for these purposes, be deemed to be a “Protocol Covered Agreement”) as if the parties had each adhered to the BRRD Protocol without amendment, with an Implementation Date of (a) 1st January, 2016 or (b) if later, the effective date of this Agreement.

(t)	[Reserved].

(u)	Resolution Stay – France. The parties agree that the terms of the ISDA Resolution Stay Jurisdictional Modular Protocol – French Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (together, the “French Jurisdictional Module”) are incorporated into and form part of this Agreement. This Agreement shall be deemed to be a Protocol Covered Agreement and a Covered Agreement for the purposes of the French Jurisdictional Module and the Implementation Date for the purposes of the French Jurisdictional Module shall be deemed to be the date of this Agreement. In the event of any inconsistencies between this Agreement and the French Jurisdictional Module, the French Jurisdictional Module will prevail. For the purposes of the French Jurisdictional Module, Party A is a Regulated Entity Counterparty and Party B is a Module Adhering Party.

(v)	Enforcement and Performance. Each party shall act in good faith and on a commercially reasonable basis in the enforcement and performance of its rights and obligations under this Agreement (including under any Credit Support Document), including when acting as the Calculation Agent.

(w)	Limitation on Designation of Early Termination Date. If a party ("X") receives written notice from the other party specifically stating that there has occurred (x) an Event of Default as to which the other party is the Defaulting Party, (y) a Tax Event Upon Merger as to which X is the Burdened Party or (z) any other Termination Event or Additional Termination Event as to which the other party is the sole Affected Party, then, notwithstanding anything in Section 9(f) of this Agreement to the contrary, X shall have no further right to designate an Early Termination Date by reason of the Event of Default or Termination Event specified in such notice after 30 calendar days have elapsed following the later of (A) the date on which X receives such notice and (B) the first date on which X would otherwise have been entitled to designate such Early Termination Date under this Agreement.

(x)	Default Rate. The definition of “Default Rate” in Section 14 of this Agreement is amended by deleting the parenthetical phrase “(without proof or evidence of any actual cost)”.

(y)	Condition Precedent. The condition precedent in Section 2(a)(iii)(1) does not apply to an obligation of a party if the other party shall have satisfied in full all of its payment and delivery obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i). The right of a party (“X”) pursuant to Section 2(a)(iii)(1) to withhold a payment or delivery obligation under Section 2(a)(i), is subject to the following conditions: (i) X must give written notice (a “2(a)(iii) Notice”) to the other party specifying the relevant Event of Default or Potential Event of Default giving rise to such right (the “2(a)(iii) Event”) no later than the close of business on the Local Business Day that the relevant payment or delivery would otherwise be due, and (ii) such right may only be exercised once in respect of any 2(a)(iii) Event, for a period of no more than five Local Business Days following timely delivery of the relevant 2(a)(iii) Notice (the “2(a)(iii) Period”). Immediately following the 2(a)(iii) Period, the obligations of X under Section 2(a)(i) shall no longer be subject to the condition precedent that the 2(a)(iii) Event shall not have occurred and be continuing. In no case shall the obligations of X under Section 2(a)(i) be subject to the condition precedent that a Potential Event of Default relating to Section 5(a)(ii) with respect to the other party shall not have occurred and be continuing.

(aa) Additional Definitions. Section 14 is hereby amended by adding the following definition:

“Fund” means FS Specialty Lending Fund.

PART 6

FX AND CURRENCY OPTION TRANSACTIONS

(a)	Confirmations.

Where a Transaction is confirmed by means of an electronic messaging system that the parties have elected to use to confirm such Transaction or if the Transaction is a FX Transaction or a Currency Option Transaction confirmed by a means other than by an electronic messaging system (i) such confirmation will constitute a 'Confirmation' as referred to in this Agreement even where not so specified in the confirmation, (ii) such Confirmation will supplement, form part of, and be subject to this Agreement (unless such Confirmation shall expressly state otherwise) and all provisions in the Agreement will govern the Confirmation except as modified therein and (iii) the definitions and provisions contained in the 1998 ISDA FX and Currency Option Definitions (as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee) as amended and supplemented by the 1998 ISDA Euro Definitions (published by the International Swaps and Derivatives Association, Inc.) (together the “FX Definitions”) will be incorporated into the Confirmation if the Transaction is an FX Transaction or Currency Option Transaction.

For the purpose of this Agreement, the terms “Currency Option Transaction” and “FX Transaction” shall have the meanings ascribed to them in the FX Definitions.

(b)	Payment Instructions. All payments to be made hereunder in respect of FX Transactions and Currency Option Transactions shall be made in accordance with standing payment instructions provided in writing from time to time by the parties (or as otherwise specified in a Confirmation).

(c)	Payment of Premiums for Currency Option Transactions.

(i)	Unless otherwise agreed in writing by the parties, the Premium for any Currency Option Transaction shall be paid on its Premium Payment Date.

(ii)	If the Premium is not paid on its Premium Payment Date, the Seller may elect:

(a)	to accept a late payment of such Premium;

(b)	to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat the related Currency Option Transaction as void; or

(c)	to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat such non-payment as an Event of Default under Section 5 (a) (i) of the Agreement.

(iii)	If the Seller elects to act under either (a) or (b) above, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on such Premium from and including the Premium Payment Date to but excluding the late payment date in the same currency as such Premium at the prevailing market rate and any other losses, costs or expenses incurred by the Seller in connection with such terminated Currency Option Transaction, for the loss of its bargain, its cost of funding, or the loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or related trading position with respect to such Currency Option Transaction.

(d)	Netting Discharge and Termination of Currency Options. From a date to be mutually agreed by the parties, any Call Option or any Put Option written by a party will automatically be terminated and discharged, in whole or in part, as applicable, and unless otherwise agreed, against a Call Option or a Put Option, respectively written by the other party, such discharge and termination to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transaction in accordance with standard payment instructions; provided that such discharge and termination may only occur in respect of Currency Option Transactions:

(i)	each being with respect to the same Put Currency and the same Call Currency;

(ii)	each having the same Expiration Date and Expiration Time;

(iii)	each being of the same style i.e. either both being American Style Options or both being European Style Options;

(iv)	each having the same Strike Price;

(v)	each having been transacted by the same offices of Party A and Party B; and

(vi)	neither of which shall have been exercised by delivery of a Notice of Exercise;

and upon the occurrence of such discharge and termination, neither Party shall have any obligation to the other Party in respect of the relevant Currency Option Transaction or, as the case may be, parts thereof so discharged and terminated. Such discharge and termination shall be effective notwithstanding that either party may fail to record such discharge and termination in its books. In the case of a partial discharge and termination (i.e. where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for the purposes of the Agreement, including this provision.

[signature page to follow]

IN WITNESS WHEREOF the parties have executed this Schedule to the Agreement with effect from the date specified on the first page of this document.

BNP PARIBAS			FSSL FlNANCE BNPP TRS LLC

By:	/s/ Jeffrey Saxon		By:	/s/ Edward T. Gallivan, Jr.
	Name:	Jeffrey Saxon		Name:	Edward T. Gallivan, Jr.
	Title:	Managing Director		Title:	Chief Financial Officer
	Date:			Date:	February 15th, 2024

BNP PARIBAS

By:	/s/ Amit Alankar
	Name:	Amit Alankar
	Title:	Authorized Signatory
Date:

(Bilateral Form)	(ISDA Agreements Subject to New York Law Only)

ISDA®

International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

MASTER AGREEMENT

dated as of February 15, 2024

between

BNP PARIBAS	and	FSSL FINANCE BNPP TRS LLC
(“Party A”)		(“Party B”)

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:—

Paragraph 1. Interpretation

(a)           Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.

(b)           Secured Party and Pledgor. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2. Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Copyright © 1994 by International Swaps and Derivatives Association, Inc.

Paragraph 3. Credit Support Obligations

(a)           Delivery Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the amount by which:

(i)	the Credit Support Amount exceeds

(ii)	the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.

(b)           Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:

(i)	the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds

(ii) the Credit Support Amount.

“Credit Support Amount” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

Paragraph 4. Conditions Precedent, Transfer Timing, Calculations and Substitutions

(a)           Conditions Precedent. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the conditions precedent that:

(i) no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and

(ii) no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.

(b)           Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.

(c)           Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).

(d)	Substitutions.

(i)   Unless otherwise specified in Paragraph 13, upon notice to the Secured Party specifying the items of Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and

(ii)  subject to Paragraph 4(a), the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.

Paragraph 5. Dispute Resolution

If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:

(i)  In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:

(A) utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;

(B) calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction); and

(C) utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.

(ii)  In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

Paragraph 6. Holding and Using Posted Collateral

(a)           Care Of Posted Collateral. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.

(b)	Eligibility to Hold Posted Collateral; Custodians.

(i)   General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.

(ii)  Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.

(iii) Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.

(c)           Use of Posted Collateral. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to:

(i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and

(ii) register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.

For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.

(d)	Distributions and Interest Amount.

(i) Distributions. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

(ii) Interest Amount. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.

Paragraph 7. Events of Default

For purposes of Section 5(a)(iii)(l) of this Agreement, an Event of Default will exist with respect to a party if:

(i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;

(ii) that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or

(iii) that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.

Paragraph 8. Certain Rights and Remedies

(a)           Secured Party’s Rights and Remedies. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:

(i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any;

(iii) the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(iv) the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.

Each party acknowledges and agrees that Posted Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.

(b)           Pledgor’s Rights and Remedies. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that are then due under Section 6(e) of this Agreement):

(i) the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;

(ii) the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;

(iii) the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and

(iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may:

(A) Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and

(B) to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.

(c)            Deficiencies and Excess Proceeds. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).

(d)           Final Returns. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.

Paragraph 9. Representations

Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that:

(i) it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;

(ii) it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;

(iii) upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and

(iv) the performance by it of its obligations under this Annex will not result in the creation of any security interest, lien or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

Paragraph 10. Expenses

(a)           General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.

(c)           Posted Credit Support. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).

(d)           Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.

Paragraph 11. Miscellaneous

(a)           Default Interest. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(b)           Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.

(c)            Further Protection. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).

(d)           Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.

(e)            Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.

(f)            Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

Paragraph 12. Definitions as Used in this Annex:

As used in this Annex:-

“Cash” means the lawful currency of the United States of America.

“Credit Support Amount” has the meaning specified in Paragraph 3.

“Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13.

“Delivery Amount” has the meaning specified in Paragraph 3(a).

“Disputing Party” has the meaning specified in Paragraph 5.

“Distributions” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.

“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Eligible Credit Support” means Eligible Collateral and Other Eligible Support.

“Exposure ” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid -market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as follows:

(x)	the amount of that Cash on that day; multiplied by

(y)	the Interest Rate in effect for that day; divided by

(z)	360.

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.

“Interest Rate” means the rate specified in Paragraph 13.

“Local Business Day,” unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.

“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Notification Time” has the meaning specified in Paragraph 13.

“Obligations” means, with respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.

“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Other Posted Support” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.

“Pledgor” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.

“Posted Credit Support” means Posted Collateral and Other Posted Support.

“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.

“Resolution Time” has the meaning specified in Paragraph 13.

“Return Amount” has the meaning specified in Paragraph 3(b).

“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13. “Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

“Threshold” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable:

(i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;

(ii) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

(iii) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and

(iv) in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.

“Valuation Agent” has the meaning specified in Paragraph 13.

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13.

“Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13. “Valuation Time” has the meaning specified in Paragraph 13.

“Value” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:

(i)	Eligible Collateral or Posted Collateral that is:

(A) Cash, the amount thereof, and

(B) A security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;

(ii)	Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and

(iii)	Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

CREDIT SUPPORT ANNEX

to the

2002 Master Agreement

dated as of February 15, 2024

between

BNP PARIBAS		FSSL FINANCE BNPP TRS LLC
(“Party A”)	and	(“Party B”)

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex does not include any additional obligations with respect to Party A and Party B.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” has the meaning specified in Paragraph 3.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” for Party A and Party B:

Valuation Percentage
(A) Cash, denominated in U.S. dollars	100%

(B) Treasury Securities having a remaining maturity of:
Not more than 1 year	99.5%
More than 1 year but not more than 5 years	98%
More than 5 years	96%

(C) Such other collateral as Party A and Party B As may be agreed

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: None.

(iv)	Thresholds.

(A)	“Independent Amount” means with respect to Party A and Party B, zero: unless otherwise specified in a Confirmation with respect to the related transaction.

(B)	“Threshold” means with respect to Party A and Party B USD Zero.

(D)	“Minimum Transfer Amount” means with respect to Party A and Party B: USD 250,000 or, if an Event of Default has occurred and is continuing with respect to such party, USD 0.

(E)	Rounding. The Delivery Amount shall be rounded up and the Return Amount shall be rounded down, in each case, to the nearest integral multiple of USD 10,000.

(c)	Valuation and Timing.

(i)     “Valuation Agent” means, with respect to a Transaction, such Valuation Agent under and as defined in the relevant Confirmation, provided that if the relevant Confirmation does not expressly define or provide for a valuation agent, then, for the purposes of Paragraphs 3 and 5, the party making the demand under Paragraph 3, and for purposes of Paragraph 6(d), the Secured Party receiving or deemed to receive the Distributions or Interest Amount, as applicable.

(ii)	“Valuation Date” means each New York Business Day.

(iii)	“Valuation Time” means the close of business on the Valuation Date; provided that the calculation of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(d)	Conditions Precedent and Secured Party's Rights and Remedies.

(i)	The following Termination Event(s) will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

Party A and Party B
Illegality
Credit Event Upon Merger
Additional Termination Events

(ii)	The condition precedent in Paragraph 4(a)(i) does not apply to a Transfer obligation of a party if the other party shall have satisfied in full all of its payment and delivery obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i). The right of a party (“X”) pursuant to Paragraph 4(a)(i) to withhold a Transfer of Eligible Credit Support or Posted Credit Support, is subject to the following conditions: (A) X must give written notice (a “4(a)(i) Notice”) to the other party specifying the relevant Event of Default, Potential Event of Default or Specified Condition giving rise to such right (the “4(a)(i) Event”) no later than the close of business on the Local Business Day that the relevant Transfer would otherwise be due under Paragraph 4(b), and (B) such right may only be exercised once in respect of any 4(a)(i) Event, for a period of no more than thirty Local Business Days following timely delivery of the relevant 4(a)(i) Notice (the “4(a)(i) Period”). Immediately following the 4(a)(i) Period, the obligations of X to make a Transfer under this Annex shall no longer be subject to the condition precedent that the 4(a)(i) Event shall not have occurred and be continuing. In no case shall the obligations of X to make a Transfer under this Annex be subject to the condition precedent that a Potential Event of Default relating to Section 5(a)(ii) with respect to the other party shall not have occurred and be continuing.

(e)	Substitution.

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. For any substitution pursuant to Paragraph 4(d).The Pledgor need not obtain the Secured Party's consent.

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support or of any Transfer of Eligible Credit Support other than Cash will be calculated in good faith in accordance with standard market practices on the basis of the following valuations: (A) in the case of securities and other financial instruments valued by or reported on a recognized independent pricing service, the price thereof as reported on such pricing service and obtained by the Valuation Agent; or (B) in the case of securities and other financial instruments either (I) not valued by or reported on a recognized independent pricing service or (II) the values of which are not available for such date from such a pricing service, the mean of the ask and bid prices quoted by three mutually agreed upon recognized principal market makers for such security or other financial instrument.

(iii)	Alternative. Sections (1) and (2) of the first paragraph of Paragraph 5 of the Annex are hereby deleted and replaced with the following:

“(1)      the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the date that the Transfer is due in respect of such Delivery Amount or Return Amount in the case of (I) above, or, in the case of (II) above, the Local Business Day following the date of Transfer;

(2)        subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount (to the extent that such undisputed amount exceeds the Disputing Party’s Minimum Transfer Amount) to the other party not later than the close of business on (X) the Local Business Day that the Transfer otherwise would have been due if no dispute had existed in the case of (I) above, or (Y) the Local Business Day following the date of Transfer in the case of (II) above;”.

(g)	Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians.

(1)	Party B’s Custodian will be entitled to hold Posted Collateral for the benefit of Party A in connection with Paragraph 6(b) pursuant to the account control agreement (the “Control Agreement”) between Party A, Party B, and Party B’s Custodian; provided that the following conditions applicable to it are satisfied.

(A)	Party A is not a Defaulting Party.

(B)	No Specified Condition has occurred and is continuing with respect to Party A.

(C)	Posted Collateral is held only in the United States.

Initially, the Custodian for Party A is: Not applicable.

(2)	Party B and/or its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b), provided that the following conditions applicable to it are satisfied:

(A)	If it is Party B that is holding Posted Collateral, Party B is not a Defaulting Party.

(B)	If it is Party B that is holding Posted Collateral, No Specified Condition has occurred and is continuing with respect to Party B.

(C)	Posted Collateral is held only in the United States. Initially, the Custodian for Party B is: State Street Bank and Trust Company

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party A or to Party B.

(iii)	Security Interest. Solely with respect to Party B as the Pledgor, Paragraph 2 is hereby deleted in its entirety and replaced with the following:

“The Pledgor hereby pledges to the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against (i) all Posted Collateral Transferred to or received by the Secured Party hereunder or Party B’s Custodian pursuant to the Control Agreement, and (ii) each Collateral Account. Upon the Transfer to the Pledgor of Posted Collateral on the instruction of the Secured Party or as otherwise permitted under this Annex, the security interest in and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without further action by either party.”

(iv)	Transfer. Notwithstanding anything to the contrary in the Agreement or herein, the parties understand and agree that for purposes of this Annex, (i) a Transfer of Eligible Credit Support pursuant to the Control Agreement is a Transfer of such Eligible Credit Support to Party A as Secured Party, (ii) Eligible Credit Support Transferred pursuant to the Control Agreement is Posted Credit Support for purposes of this Annex, and (iii) an obligation of Party A as the Secured Party to Transfer, or cause Party B’s Custodian to Transfer, Posted Collateral held by Party B’s Custodian to the Pledgor will be deemed satisfied by Party A’s sending appropriate instructions to Party B’s Custodian in accordance with the terms of the Control Agreement to effect such Transfer. Except as may otherwise be provided in the Control Agreement, Party A will bear no liability for the failure of Party B’s Custodian to comply with such instructions and no such failure will constitute an Event of Default with respect to Party A.

(h)	Distribution and Interest Amount.

(i)	Interest Rate. The “Interest Rate” for each New York Banking Day will be “Not Applicable.”

(ii)	Reserved.

(iii)	Alternative to Interest Amount. Notwithstanding anything to the contrary in the Agreement, the provisions of Paragraph 6(d)(ii) of the Credit Support Annex will not apply with respect to Posted Credit Support held for Party A as the Secured Party, and neither Interest Transfer nor Interest Adjustment will apply with respect to such Posted Credit Support. Party A shall have no obligation hereunder to pay or Transfer to Party B any amount of interest in respect of Posted Credit Support in the form of Cash or any Distributions in respect of Posted Credit Support. The parties acknowledge that Party B’s Custodian may transfer distributions, interest or income in respect of any Posted Credit Support held under the Control Agreement in accordance with the terms of the Control Agreement.

(i)	Additional Representation.

(A)            Paragraph 9(ii) and 9(iv) are each hereby amended by adding at the ends thereof, “or any security interest in favor of Party B’s Custodian expressly referred to in the Control Agreement.”

(B)             Paragraph 9(iii) is hereby amended by adding at the end thereof, “except to the extent subordinate to any security interest in favor of Party B’s Custodian expressly referred to in the Control Agreement.”

(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support means: Not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means: Not applicable.

(k)	Demands and Notices.

Party B: All demands, specifications and notices to Party B under this Annex (except notices under Paragraph 7 thereof which will be made as provided in the Schedule to the Master Agreement) will be made to:

As specified in the Schedule to the Master Agreement.

Party A: All demands, specifications and notices to Party A under this Annex (except notices under Paragraph 7 thereof which will be made as provided in the Schedule to the Master Agreement) will be made to:

BNP Paribas

Attention: Collateral Management

525 Washington Blvd

Jersey City, NJ 07310

Telephone: 201 850 5630

Email: bnppnycollateralmgmt@americas.bnpparibas.com

(l)	Addresses for Transfers. Unless otherwise directed in a notice or advice to the other party:

Party A: As specified in a notice to Party B from time to time.

Party B: As specified in a notice to Party A from time to time.

(m)	Other Provisions.

(i)	“Transfer Timing”: Paragraph 4(b) of this Annex is hereby deleted in its entirety and replaced by the following:

“Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the same Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day.”

(iii)	Reserved.

(iv)	Reserved.

(v)	ISDA 2014 Collateral Agreement Negative Interest Protocol. The parties agree that the terms of the 2014 Collateral Agreement Negative Interest Protocol published by ISDA on 12 May 2014 (the “Negative Interest Protocol”) are incorporated into and apply to the Agreement. All capitalized terms used in this sub-paragraph that are not otherwise defined in the Agreement shall be as defined in the Negative Interest Protocol. The parties further agree that this Annex shall be a Protocol Covered Collateral Agreement (provided it otherwise satisfies the criteria set out in the definition of Protocol Covered Collateral Agreement as set out in the Negative Interest Protocol), this Annex shall be amended as if Party A and Party B had adhered to the Negative Interest Protocol, the Implementation Date shall be the date of the Agreement and the references to “Adhering Party” in the Negative Interest Protocol shall be construed as referring to Party A and Party B.

(vi)	2002 Master Agreement Protocol. The parties agree that the definitions and provisions contained in Annex 14 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. on the 15th of July, 2003 are incorporated into and apply to this Agreement.

(vii)	Reserved.

Paragraph 12 is hereby amended by deleting the definition of Transfer in its entirety and replacing it with the following:

“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, the Pledgor or the Custodian, as applicable:

(i)            in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;

(ii)           in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

(iii)          in the case of securities that can be paid or delivered by book-entry, causing the relevant depository institution(s) or other securities intermediaries, to makes changes to their books and records sufficient to result in a legally effective transfer of the relevant interest to the recipient or its agent; and

(vii)   Support for Demand. Paragraph 4(a) shall be amended by the addition of a new clause (iii) to read in its entirety as follows: "; and (iii) with respect to any demand by a Secured Party under Paragraph 3(a) or by a Pledgor under Paragraph 3(b), if that Secured Party or Pledgor is the Valuation Agent or an Affiliate of the Valuation Agent, the Valuation Agent shall have provided to the party receiving such demand a statement in reasonable detail setting forth (in a commonly used file format for the storage and manipulation of financial data) the demanding party's calculation of (1) the Secured Party's Exposure for the relevant Valuation Date (including its estimate at mid-market of the amount that would be paid to or by the Secured Party for each replacement Transaction), (2) the aggregate of all Independent Amounts applicable to the Pledgor, if any, (3) the aggregate of all Independent Amounts applicable to the Secured Party, if any, (4) the Value of each item of Posted Credit Support held by the Secured Party (including the bid price for each such item) and (5) the aggregate amount of all other property, Distributions, and all proceeds of Posted Credit Support that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8.

(viii)	Amendments to Paragraph 8.

(A)	Paragraph 8(a) of the CSA is hereby amended, effective as of the date hereof, to add the following paragraph at the end thereof:

“The parties agree that, notwithstanding anything to the contrary in this Paragraph 8(a), Party A shall only be entitled to deliver a Notice of Exclusive Control (under and as defined in the Control Agreement) to Party B’s Custodian pursuant to and in accordance with the terms of the Control Agreement only if and for so long as an Early Termination Date has been designated or deemed designated as a result of such an Event of Default with respect to Party B as the Defaulting Party or Termination Event with respect to Party B as the sole Affected Party and in any such case any Obligation is due from Party B to Party A.”

(B)	Paragraph 8(b) of the CSA is hereby amended, effective as of the date hereof, to add the following paragraph at the end thereof:

“The parties agree that, notwithstanding anything to the contrary in this Paragraph 8(b), Party B shall be entitled to deliver a Notice of Exclusive Control (under and as defined in the Control Agreement) to Party B’s Custodian pursuant to the Control Agreement only if and for so long as an Early Termination Date has been designated or deemed designated as a result of such an Event of Default or Termination Event and in any such case any Obligation is due from Party A to Party B.”

(ix) Inconsistencies. If and to the extent any conflict or inconsistency exists with respect to this Annex, the Agreement and the Control Agreement, the Control Agreement shall govern and control.

[signature page to follow]

IN WITNESS WHEREOF the parties have executed this Credit Support Annex to the Agreement with effect from the date specified on the first page of this document.

BNP PARIBAS	FSSL FINANCE BNPP TRS LLC

By:	/s/ Jeffrey Saxon		By:	/s/ Edward T. Gallivan, Jr.
	Name:	Jeffrey Saxon		Name:	Edward T. Gallivan, Jr.
	Title:	Managing Director		Title:	Chief Financial Officer
	Date:			Date:	February 15th, 2024

BNP PARIBAS

By:	/s/ Amit Alankar
	Name:	Amit Alankar
	Title:	Authorized Signatory
Date: